EXHIBIT 4.3

STOCKHOLDER VOTING AGREEMENT

          THIS STOCKHOLDER VOTING AGREEMENT (this “Agreement”) is made, entered into, and effective as of October 4, 2007, by and among Lighting Science Group Corporation, a Delaware corporation (“LSG”), LED Holdings, LLC, a Delaware limited liability company (“LED”), and the persons listed on Schedule A to this Agreement (each, a “Stockholder” and, collectively, the “Stockholders”).

RECITALS

          WHEREAS, concurrently with the execution and delivery of this Agreement, LSG and LED are entering into that certain Exchange and Contribution Agreement (the “Exchange Agreement”), which provides, among other things, for the exchange of LSG Series B Preferred Stock (as defined in the Exchange Agreement) for the Acquired Assets (as defined in the Exchange Agreement), all on the terms and subject to the conditions set forth in the Exchange Agreement;

          WHEREAS, as an inducement and a condition to entering into the Exchange Agreement, LED and the Stockholders have agreed to enter into this Agreement; and

          WHEREAS, each capitalized term used herein but not otherwise defined shall have the meaning as set forth in the Exchange Agreement.

AGREEMENT

          NOW, THEREFORE, in and as consideration of and for the foregoing premises and the representations, warranties, agreements, and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

          1.          Voting. During the term of this Agreement, the Stockholders and LED agree to vote, or cause to be voted (at all meetings of stockholders of LSG and pursuant to all written consents in lieu of voting at a meeting), all shares of LSG’s voting securities now or hereafter owned by them, whether beneficially or otherwise, or as to which they have voting power (the “Shares”) in accordance with the provisions of this Agreement.

          2.          Board of Directors.

          (a)           Voting. The Board of Directors of LSG (the “Board of Directors”) shall consist of nine (9) directors. For as long as any shares of LSG Series B Preferred Stock are outstanding, each of the Stockholders and LED agree to vote, or cause to be voted, all Shares owned by such Person, in such a manner as may be necessary to elect as members of the Board of Directors the following individuals:

i.	Four (4) persons designated by holders of a majority of the LSG Series B Preferred Stock (the “Series B Directors”);

ii.	Four (4) persons designated by the Board of Directors, who initially shall be Ronald E. Lusk, Donald Harkleroad, Daryl Snadon, and Robert Bachman (the “Common Directors”); and

iii.	The Chief Executive Officer of LSG.

          (b)           Vacancies. In the event that any Common Director is removed for cause, resigns or is otherwise unable or unwilling to serve as a director of LSG prior to the expiration of the term of such Common Director, the holders of the LSG Series B Preferred Stock will take such action necessary to cause the election or appointment of a replacement director designated by the remaining Common Directors to fill the vacancy and serve as a director of LSG for the unexpired term of such Common Director. In the event that any Series B Director is removed for cause, resigns or is otherwise unable or unwilling to serve as a director of LSG prior to the expiration of the term of such Series B Director, the holders of the LSG Series B Preferred Stock will take such action necessary to cause the election or appointment of a replacement director designated by the remaining Series B Directors to fill the vacancy and serve as a director of LSG for the unexpired term of such Series B Director.

          3.          Reasonable Efforts to Cooperate. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, and/or advisable under applicable laws to consummate and make effective the transactions contemplated by this Agreement. Each party hereto shall promptly consult with the other parties hereto and provide any necessary information and material with respect to all filings made by any party hereto with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

          4.          Representations and Warranties of Each Stockholder. Each Stockholder and LED hereby represent and warrant, severally and not jointly, as follows:

          (a)           Ownership of Shares. Such Stockholder or LED is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, which meaning shall apply for all purposes of this Agreement) of, and have the sole power to vote and dispose of, the number of Shares set forth opposite the name of such Stockholder on Schedule A or LED on Schedule B hereto, free and clear of any security interests, liens, charges, encumbrances, equities, claims, options or limitations of whatever nature and free of any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell, or otherwise dispose of such Shares), except, in each case, as may exist by reason of this Agreement or pursuant to applicable law. The number of Shares set forth opposite the name of such Stockholder on Schedule A or LED on Schedule B hereto represents all of the shares of capital stock of LSG beneficially owned by such Stockholder or LSG as of the date of this Agreement. Except as permitted by this Agreement, the Shares beneficially owned by such Stockholder or LED, and the certificates representing such Shares are now, and at all times during the term hereof shall be, held by such Stockholder or LED, or by a nominee or custodian for the benefit of such Stockholder or LED, free and clear of all liens, proxies, voting trusts or agreements, understandings or arrangements or any other rights whatsoever, except for any such liens or proxies arising hereunder.

          (b)           Power; Binding Agreement. Such Stockholder or LED has the power and authority to enter into and perform all of such Stockholder’s or LED’s obligations under this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder or LED and, assuming due execution and delivery by, and enforceability against such Stockholder or LED, constitutes a legal, valid and binding agreement of such Stockholder or LED, enforceable against such Stockholder or LED in accordance with its terms, except as such enforcement may be limited by any equitable defense. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder or LED is a trustee, or any party to any other agreement or arrangement, whose consent is required for the execution and delivery of this Agreement or the consummation by such Stockholder or LED of the transactions contemplated thereby.

          (c)           Consents; No Conflicts. No filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by such Stockholder or LED, the consummation by such Stockholder or LED of the transactions contemplated hereby and the compliance by such Stockholder or LED with the provisions hereof and none of the execution and delivery of this Agreement by such Stockholder or LED, the consummation by such Stockholder or LED of the transactions contemplated hereby or compliance by such Stockholder or LED with any of the provisions hereof, except in cases in which any conflict, breach, default or violation described below would not interfere with the ability of such Stockholder or LED to perform such Stockholder’s or LED’s obligations hereunder, shall (i) conflict with or result in any breach of any organizational documents applicable to LED, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration) under, any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind, including, without limitation, any voting agreement, proxy arrangement, pledge agreement, stockholders agreement or voting trust, to which such Stockholder or LED is a party or by which such Stockholder or LED or any properties or assets of such Stockholder or LED may be bound, or (iii) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Stockholder or LED or any properties or assets of such Stockholder or LED.

          4.          Termination. This Agreement shall terminate upon the second (2nd) anniversary of the Closing.

          5.          No Limitation. Notwithstanding any other provision hereof, nothing in this Agreement shall be construed to prohibit any Stockholder that is or has been designated as a member of the Board of Directors, or any designee of LED to the Board of Directors, from taking any action solely in his or her capacity as a member of the Board of Directors or from exercising his or her fiduciary duties as a member of such Board of Directors.

          6.          Miscellaneous.

          (a)           Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

          (b)           Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each Stockholder (in the case of an assignment by LED) or LED (in the case of an assignment by any Stockholder); provided, however, that LED may assign the rights and obligations of LED hereunder to any affiliate or subsidiary of LED, but no such assignment shall relieve LED of the obligations of LED hereunder.

          (c)           Successors and Assigns. Without limiting any other rights LED or the Stockholders may have hereunder in respect of any transfer of any Shares, each Stockholder and

LED agrees that this Agreement and the obligations hereunder shall not attach to the Shares beneficially owned by such Stockholder and LED and shall not be binding upon any person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, other than LED’s or such Stockholder’s heirs, guardians, administrators, successors or affiliates.

          (d)           Amendment. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed by the Stockholders and LED.

          (e)           Notice. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if given) by hand delivery or by facsimile transmission with confirmation of receipt, as follows:

If to LED:

LED Holdings, LLC
11390 Sunrise Gold Circle #800
Rancho Cordova, CA 95742
Attention: Chief Executive Officer
Telephone: (610) 745-9590
Facsimile: (908) 281-6033

with a copy (which shall not constitute notice) to:

Pegasus Capital Advisors, L.P.
505 Park Avenue, 22nd Floor
New York, NY 10022
Attention: Richard Weinberg; Steven Wacaster
Telephone: (212) 710-2500
Facsimile: (212) 355-2303

and with a copy (which shall not constitute notice) to:

Morrison Cohen LLP
909 Third Avenue
New York, NY 10022
Attention: David A. Scherl, Esq.
Telephone: (212) 735-8600
Facsimile: (212) 735-8708

If to a Stockholder:

At the addresses and facsimile numbers set forth on Schedule A hereto.

with a copy (which shall not constitute notice) to:

Haynes and Boone, LLP
901 Main Street, Suite 3100
Dallas, Texas 75202-3789
Attention: Greg R. Samuel, Esq.
Fax: 214.200.0577

or to such other address or facsimile number as the person to whom notice is given may have previously furnished to the other parties hereto in writing in the manner set forth above.

          (f)           Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

          (g)           Remedies. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

          (h)           Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

          (i)            Third Parties. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and any other third party successor, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

          (j)            Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

          (k)           Specific Performance; Consent to Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state court located in the State of New York, County of New York, or any Federal court located in the Southern District of New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any state court located in the State of New York, County of New York, or any

Federal court located in the Southern District of New York in the event any dispute arises out of this Agreement or any transaction contemplated by this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it shall not bring any action relating to this Agreement or any transaction contemplated by this Agreement in any court other than any such court. The parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York, County of New York or in any Federal court located in the Southern District of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in a inconvenient forum.

          (l)           Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          (m)          Counterparts. This Agreement may be executed in counterparts (by fax or otherwise), each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

Remainder of Page Intentionally Left Blank. Signature Page(s) to Follow.

EXHIBIT 4.3

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Stockholder Voting Agreement effective as of the date first written above.

LSG:

Lighting Science Group Corporation

By:
Name:
Title:

LED:

LED Holdings, LLC

By:
Name:
Title:

STOCKHOLDERS:

Ronald D. Lusk

Donald Harkleroad

Daryl Snadon

USGT Investors, L.P.
By: USGT Investors Management Company, Inc.,
its General Partner

By:
Name:	Robert E. Bachman
Title:	President

EXHIBIT 4.3

SCHEDULE A

Stockholders

Name of Stockholder	Shares
Ronald Lusk	6,910,258 shares of Common Stock
8238 Forest Hills Blvd.
Dallas, TX 75218
Fax: 214.722.1391
Donald Harkleroad	2,455,903 shares of Common Stock
The Bristol Company
Suite 500
2091 Governors Lake Drive
Norcross, GA 30071
Fax: 678.533.9010
Daryl Snadon	2,908,950 shares of Common Stock
Beltway Development Company
15280 Addison Road
Suite 300
Addison, TX 75001
Fax: 972.385.8039
Robert Bachman	2,596,922 shares of Common Stock
USGT Investors, L.P.
3838 Oak Lawn Avenue
Suite 1775
Dallas, TX 75219
Fax: 214.661.7760

EXHIBIT 4.3

SCHEDULE B

LED

Name of Stockholder	Shares
LED Holdings, LLC	2,000,000 shares of LSG Series B
Preferred Stock

318,574,665 shares of Common Stock